Exhibit 10.2

FIRST AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 24th day of January, 2007, by and between Insight Equity A.P. X, LP, a Texas limited partnership (the “Company”), and Richard G. Faber, a resident of the State of Minnesota (“Executive”).

RECITALS

WHEREAS, the Company and Executive entered into that certain Employment Agreement dated August 1, 2006 (“Original Agreement”); and

WHEREAS, the Company and Executive also entered into that certain Bonus Agreement dated June 12, 2006 (“Bonus Agreement”) providing for a special cash bonus for Executive under certain circumstances described therein; and

WHEREAS, the Company and Executive desire to amend and restate in its entirety the Original Agreement, and in connection with such amendment and restatement, to incorporate the provisions of the Bonus Agreement herein, such that this Agreement amends, supersedes and replaces the Original Agreement and the Bonus Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.               EMPLOYMENT OF EXECUTIVE.

1.1                                 Duties and Status.  Executive has served as the Company’s Vice President and Chief Financial Officer in accordance with the provisions of the Original Agreement, and the Company hereby continues to engage and employ Executive as Vice President and Chief Financial Officer for the Employment Period, as defined in Section 3.1 hereof, and Executive accepts such employment, on the terms and subject to the conditions set forth in this Agreement.  During the Employment Period, Executive shall faithfully exercise such authority and perform such duties on behalf of the Company as are normally associated with his title and position as Vice President and Chief Financial Officer and such other duties or positions as Executive and the General Partner of the Company (the “General Partner”) shall mutually determine from time to time.  Executive shall report to the Board of Managers of the General Partner (the “Board”).  The Board shall approve the annual financial and operating goals of the Company (the “Value Creation Plan”) in respect of each fiscal year of the Company.  Executive covenants and agrees to provide his best efforts and positive support to the Value Creation Plan approved by the Board.

1.2                                 Time and Effort.  During the Employment Period, Executive shall devote his entire working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company.  Notwithstanding the foregoing, Executive may participate fully in social, charitable, civic activities and such other personal affairs of Executive as do not interfere with performance of his duties hereunder.

2.               COMPENSATION AND BENEFITS.

2.1                                 Annual Base Salary.  For all of the services rendered by Executive to the Company, the Company shall pay Executive an initial annual base salary of $185,000 (the “Annual Base Salary”) during the Employment Period.  Executive’s Annual Base Salary shall be payable in equal installments in accordance with the practice of the Company in effect from time to time for the payment of salaries to officers of the Company.  During the Employment Period, the Annual Base Salary shall not be less than the initial Annual Base Salary and shall be reviewed from time to time during the Employment Period by the Board to ascertain whether such Annual Base Salary should be increased.  Executive’s performance shall be reviewed at least annually.

2.2                                 Expenses.  The Company shall pay or reimburse Executive for all reasonable business expenses actually paid or incurred by Executive during the Employment Period in the performance of Executive’s duties under this Agreement in accordance with the Company’s employee business expense reimbursement policies in effect from time to time.

2.3                                 Bonuses, Etc.  During the Employment Period, Executive shall be entitled to participate in such annual bonus incentive compensation programs, as well as such other profit-sharing, equity/option, incentive and performance award plans and programs as may from time to time be made available to executives of the Company generally or as determined by the Board, all in accordance with the terms and conditions of such plans and programs as they may be amended from time to time.  For 2006, Executive shall be eligible for an annual bonus as described in Exhibit A attached hereto.  In connection with, and contingent upon, the closing on or before July 31, 2007 of the contemplated initial public offering (the “IPO”) of Vision-Ease Lens, Inc., a Delaware corporation, and successor to the Company in connection with the IPO (“Vision-Ease Lens”), Executive shall be granted bonus stock of Vision-Ease Lens as is set forth in the Bonus Stock Award Agreement attached hereto as Exhibit B.  The decision whether or not to pursue the IPO will be made solely by the Board in its sole discretion.

2.4                                 Benefits.  During the Employment Period, Executive shall be entitled to participate in such employee benefit plans and programs including, without limitation, any and all pension, disability, group life, sickness, accident and health insurance plans or programs, as the Company may provide from time to time to its salaried employees generally, and such other benefits as the Board may from time to time establish for the Company’s highest ranking executives, all in accordance with the terms and conditions of such plans and programs as they may be amended from time to time.

2.5                                 Special Bonus Payment Upon a Sale of the Company.

(a)          Upon a Sale of the Company (as defined below), the Executive shall be entitled to receive a bonus payment in an amount equal to a percentage of the Equity Value (as defined below) determined according to the following table:

Equity Value	Bonus Percentage
$135 million	0.308%
$145 million	0.308%
$155 million	0.323%
$165 million	0.346%
$175 million	0.377%
$185 million	0.415%
$195 million	0.462%
$205 million	0.515%
$215 million	0.577%
$225 million	0.646%
$235 million	0.723%
$245 million	0.808%
$255 million or above	0.900%

Such bonus shall be adjusted proportionately, on a straight-line basis, with respect to an Equity Value (as defined below) that falls between any two Equity Values as shown in the foregoing table.

(b)                                 Any Bonus that becomes due to Executive under this Section 2.5 shall be paid to Executive at the closing of the Sale of the Company or, if that is not reasonably practical, within thirty (30) days thereafter.

(c)                                  The provisions of this Section 2.5 shall apply only to the first Sale of the Company to occur following the date of this Agreement, and shall not apply with respect to any subsequent transaction that would otherwise constitute a Sale of the Company.  Furthermore, the provisions of this Section 2.5 shall lapse and shall be of no further force or effect, and no bonus payment shall be due to Executive under this Section 2.5 or otherwise upon a Sale of the Company in the event that any of the following occurs prior to a Sale of the Company:

(i)                                     the consummation of the IPO;

(ii)                                  the voluntary resignation by Executive, or the termination of Executive by the Company for Cause; or

(iii)                               the one year anniversary of the termination of Executive by the Company for any reason other than Cause.

(d)                                 For purposes of this Section 2.5, the following terms shall have the meanings set forth:

(i)                                     “Person” shall mean any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or association.

(ii)                                  “Sale of the Company” shall mean the acquisition by any one Person, or more than one Person acting as a group, of ownership (directly or indirectly) of an interest in the Company that, together with any such interest held by such Person(s), constitutes more than 50% of the voting or profits interest in the Company; provided, however, that the following events shall not constitute a Sale of the Company:  (i) acquisition of additional voting or profits interest in the Company by any Person (or more than one Person acting as a group) who holds more than 50% of the ownership or profits interest of the Company at the time he acquires such additional ownership or profits interest; (ii) any transaction, reorganization or the like, if Insight Equity Vision Partners, LP or Rosewood Vision Corporation, or subsidiaries of either of the foregoing (individually or collectively) continues to own more than 50% of the voting or profits interest in the Company or have representatives who constitute a majority of the Board of Managers of the Company’s general partner or similar governing authority; or (iii) the IPO.

(iii)                               “Equity Value” shall mean the value realized by the owners of equity interests of the Company upon a Sale of the Company, as determined by the Company in good faith, based on the premise that such value will be the total consideration paid by the purchaser, less all payment of debt to non-owners at the time of the closing of the Sale of the Company and other obligations as well as expenses and costs relating to the sale.

2.6                                 Vacation.  During the Employment Period Executive shall be entitled to four weeks paid vacation per calendar year and leave of absence and leave for illness or temporary disability in accordance with the policies of the Company in effect from time to time.  Executive’s vacation entitlement shall be prorated in any calendar year in which Executive does not work the entire calendar year.

2.7                                 Indemnification; D&O Insurance.  The Company shall indemnify the Executive for any liability he incurs arising from his actions within the scope and course of his employment hereunder in accordance with the Company’s governing partnership documents (and, upon consummation of the IPO, the Certificate of Incorporation and By-laws of Vision-Ease Lens) and any indemnification agreement which may be executed between the Executive and the Company during the Term, provided that (i) the Executive conducted himself in good faith, and (ii) the Executive reasonably believed that his actions were in the best interests of the Company.  Upon consummation of the IPO, during the Employment Period, Vision-Ease Lens shall maintain a directors’ and officers’ liability insurance policy covering the Executive in an amount and on terms customary for similarly situated companies and with coverage and on other terms reasonably determined by the Board of Directors of Vision-Ease Lens

2.8                                 Access to Resources.  The Company shall furnish Executive with such reasonable facilities and services as shall be suitable to Executive’s position and adequate for the performance of his duties hereunder as deemed by the Board, including, but not limited to, providing personnel, support services and technology and third party consultants and advisors (including legal counsel, if needed) sufficient to enable the Executive to perform all of his obligations under applicable laws, including, if the IPO is consummated, the Executive’s certification obligations under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

3.               TERM AND TERMINATION.

3.1                                 Employment Period.  The Company initially employed Executive on               Subject to Section 3.2 hereof, Executive’s employment pursuant to this Agreement (the “Employment Period”) shall commence on January 2, 2007, (“Commencement Date”)  and shall terminate on the earlier of:  (a) the close of business on December 31, 2009 (the “Term”) or (b) the termination of this Agreement pursuant to Section 3.2 hereof.  Thereafter, the Term and the Employment Period shall be extended for successive one-year periods unless either party shall provide the other party with written notice of its intent not to renew the Term and Employment Period no later than 60 days prior to expiration of the Term or any extension of the Term.  For purposes of the Agreement, any reference to the Term or the Employment Period, as the case may be, shall include the initial Term and Employment Period and any extension thereof.

3.2                                 Termination of Employment.  Each party shall have the right to terminate Executive’s employment hereunder before the Term expires to the extent, and only to the extent, permitted by this Section.

(a)                                  By the Company for Cause.  The Company shall have the right to terminate Executive’s employment at any time upon delivery of written notice of termination for Cause (as defined below) to Executive (which notice shall specify in reasonable detail the basis upon which such termination is made), such employment to terminate immediately upon delivery of such notice unless otherwise specified by the Board of the Company if the Board (excluding Executive) determines in good faith that Executive: (i) has misappropriated, stolen or embezzled funds or property from the Company or an affiliate of the Company or secured or attempted to secure personally any profit in connection with any transaction entered into on behalf of the Company or any affiliate of the Company, (ii) has been convicted of a felony or entered a plea of “nolo contendre” which in the reasonable opinion of the Board brings Executive into disrepute or is likely to cause material harm to the Company’s (or any of its affiliate’s) business, customer or supplier relations, financial condition or prospects, (iii) has neglected his duties hereunder in a manner resulting in demonstrable adverse consequences to the Company (it being understood that the mere failure to achieve any performance target in any Value Creation Plan or other financial or operating plan for the Company will not be a basis for a determination of “neglect of duties” for purposes of this clause (iii)); provided that prior to any termination pursuant to this clause (iii), the General Partner shall provide Executive with (A) prior written notice describing such failure to perform, (B) an opportunity to cure such failure to perform within 30 days after Executive’s receipt of such written notice from the General Partner and (C) a reasonable opportunity, together with his counsel, to address the Board with regard to the validity of its determination that Cause for termination exists, (iv) has materially violated a provision of Section 4 hereof, or (v) has willfully violated or breached any provision of this Agreement in any material respect or violated any material law or regulation to the material detriment of the Company or any affiliate of the Company or its business

(collectively, “Cause”).  In the event that Executive’s employment is terminated for Cause, Executive shall be entitled to receive only the payments referred to in Section 3.3(e) hereof.

(b)                                 By the Company Upon Total Disability.  The Company shall have the right to terminate Executive’s employment on five days’ prior written notice to Executive if the Board determines that Executive is unable to perform his duties by reason of Total Disability, but any termination of employment pursuant to this subsection (b) shall obligate the Company to make the payments referred to in Section 3.3(b) hereof.  As used herein “Total Disability” shall mean the inability of Executive, to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(c)                                  By the Company Other Than for Cause.  The Company shall have the right to terminate Executive’s employment other than for Cause, on 14 days’ prior written notice to Executive in the Company’s sole discretion, but any termination of employment pursuant to this subsection (c) shall obligate the Company to make the payments referred to in Section 3.3(c) hereof.

(d)                                 By Executive.  Executive shall have the right to terminate his employment hereunder:  (i) upon the failure of the Company to make any required payment to Executive hereunder, which failure continues unremedied for 10 days after Executive has given the Board written notice of such failure; (ii) upon any material failure by the Company to comply with any of the provisions of this Agreement other than a failure to make a required payment, which failure continues unremedied for 30 days after Executive has given the Board written notice of such failure; (iii) in the event of any (A) demotion of Executive or any material reduction in his authority, adverse change in reporting relationship or assignment to him of material duties that are substantially inconsistent with his position and title immediately prior to such assignment, (B) reduction of Executive’s Annual Base Salary or target annual bonus eligibility amount, (C) requirement that Executive relocate outside of the Twin Cities metropolitan area or (D) substantial reduction in the aggregate value of benefits and perquisites provided to Executive; or (iv) otherwise after 14 days’ prior written notice to the Company.  In the event that Executive elects to terminate his employment pursuant to subsection (d)(iv), Executive shall be entitled to receive only the payments referred to in Section 3.3(d) hereof.  In the event Executive elects to terminate his employment pursuant to subsection (d)(i), (ii) or (iii), Executive shall be entitled to receive the payments referred to in Section 3.3(c) hereof.

(e)                                  By the Expiration of this Agreement.  Executive’s employment hereunder shall terminate upon the expiration of the Term pursuant to Section 3.1.  In the event the employment of Executive is terminated by the expiration of the Term, Executive shall be entitled to receive the payments referred to in Section 3.3(f) hereof.

(f)                                    Death of Executive.  Executive’s employment hereunder shall terminate upon the death of Executive.  In such an event, Executive’s surviving spouse,

or if none, his estate shall be entitled to receive the payments referred to in Section 3.3(a) hereof.

3.3                                 Compensation and Benefits Following Termination.  Except as specifically provided in this Section, any and all obligations of the Company to make payments to Executive under this Agreement shall cease as of the date the Employment Period expires pursuant to Section 3.1 or as of the date Executive’s employment is terminated pursuant to Section 3.2, as the case may be.  Executive shall be entitled to receive only the following compensation and benefits following the termination of his employment hereunder; provided that, as a condition to receiving such compensation and benefits, Executive shall be required to execute a release of claims in a form reasonably required by the Company:

(a)                                  Upon Death.  In the event that the Employment Period terminates pursuant to Section 3.2(f) on account of the death of Executive, (i) the Company shall pay to Executive’s surviving spouse or, if none, his estate, within 30 days of such termination, a lump-sum amount equal to the sum of Executive’s earned and unpaid salary through the date of his death, any bonus definitively earned by Executive but not yet paid to Executive, additional salary in lieu of Executive’s accrued and unused vacation, any unreimbursed business and entertainment expenses in accordance with the Company’s policies, and any unreimbursed or unpaid employee benefits that are payable in accordance with the Company’s employee benefit plans through the date of termination (collectively, the “Standard Termination Payments”) and (ii) death benefits, if any, under the Company’s employee benefit plans shall be paid to Executive’s beneficiaries as properly designated in writing by Executive.

(b)                                 Upon Termination for Total Disability.  In the event that the Company elects to terminate the employment of Executive pursuant to Section 3.2(b) because of his Total Disability, (i) the Company shall pay to Executive a lump-sum amount equal to the Standard Termination Payments and (ii) Executive shall be entitled to such disability and other employee benefits as may be provided under the terms of the Company’s employee benefit plans.

(c)                                  Upon Termination Other Than For Cause.  In the event that the Company elects to terminate the employment of Executive pursuant to Section 3.2(c) or Executive elects to terminate his employment pursuant to Section 3.2(d)(i), (ii) or (iii), (i) the Company shall pay to Executive within 30 days of such termination, by wire transfer of immediately available funds, a lump-sum amount equal to the sum of (A) the Standard Termination Payments plus (B) an amount equal to 2.99 times Executive’s Annual Base Salary as then in effect in accordance with Section 2.1 and (ii) the Company shall also be obligated to provide continued coverage, at the Company’s expense, under the Company’s medical, dental, life insurance and total disability benefit plans or arrangements with respect to Executive for a period of 12 months after Executive’s termination; such continued coverage to run concurrently with Executive’s continuation of coverage period required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  If Executive has been employed for at least six months in the Company’s fiscal year in which the Company elects to terminate the employment of

Executive pursuant to Section 3.2(c) or Executive elects to terminate his employment pursuant to Section 3.2(d)(i), (ii) or (iii), Executive will also be entitled to receive a prorated portion (based on the number of days employed in the fiscal year in which the termination occurs) of the bonus which would have been earned by Executive under Section 2.3 for such fiscal year based on the Company’s full year performance, which bonus, if any, will be paid at the same time that bonuses are paid to other Company executives for the fiscal year in which the termination occurs.  From the date of such notice of termination other than for Cause or upon death or Total Disability through the last date of Executive’s employment hereunder, Executive shall continue to perform the normal duties of his employment hereunder (unless waived by the Company), and shall be entitled to receive when due all compensation and benefits applicable to Executive hereunder.  Executive shall have no duty to mitigate his damages and the amounts due Executive under this Section 3.3(c) or Section 3.3(f) shall not be reduced by any payments received from other sources.

(d)                                 By Executive.  In the event Executive elects to terminate his employment pursuant to Section 3.2(d)(iv), (i) the Company shall pay to Executive within 30 days of such termination, a lump-sum amount equal to the Standard Termination Payments and (ii) Executive shall be entitled to such employee benefits as may be provided under the terms of the Company’s employee benefit plans for the time period provided for in such plans.

(e)                                  For Cause.  In the event that the Company terminates the employment of Executive pursuant to Section 3.2(a) for Cause, the Company shall pay to Executive within 30 days of such termination, a lump sum amount equal to the Standard Termination Payments.

(f)                                    By the Expiration of this Agreement.  In the event that this Agreement expires at the end of the initial Term or any one-year extension and is not renewed by the Company in accordance with Section 3.1 for an additional one-year period, the Company shall pay to Executive within thirty (30) days of such expiration, by wire transfer of immediately available funds, a lump-sum amount equal to the sum of (i) the Standard Termination Payments plus (ii) 2.99 times the Annual Base Salary then in effect.

3.4                                 All Payments 409A Compliance.  All payments made to Executive upon the termination of Executive’s employment are in lieu of all other termination or severance payments available at law or otherwise, other than any payments in connection with Executive’s bonus stock or other equity incentive grants which shall be governed by the terms of the applicable grant document.  Notwithstanding any provision in this Agreement, the Company shall, to the extent necessary and only to the extent necessary, modify the timing of delivery of benefits if the Company determines that the timing would subject the benefits to any additional tax or interest assessed under Section 409A of the Internal Revenue Code. In such event, the payments will occur as soon as practicable without causing the benefits to trigger such additional tax or interest under Section 409A of the Internal Revenue Code.

4.               RESTRICTIVE COVENANTS.

4.1                                 Definitions.  When used in this Section 4, the following terms shall have the meanings specified:

(a)                                  “Confidential Information” shall mean any data or information with respect to the business conducted by the Company or its subsidiaries that is material to the Company’s or its subsidiary’s business operations and is not generally known to the public.  Without limitation and to the extent consistent with the foregoing, Confidential Information includes any information that is confidential and proprietary to the Company or a subsidiary of the Company, including, but not limited to: (i) trade secrets; (ii) lists and other information about current and prospective customers; (iii) plans or strategies for sales, marketing, or business development; (iv) sales and account records; (v) prices or pricing strategy or information; (vi) current and proposed advertising and promotional programs; (vii) research and development processes; (viii) the Company’s or a subsidiary’s methods, systems, techniques, procedures, designs, formulae, inventions and know-how; and (ix) other information of a similar nature not known to the public that, if misused or disclosed, could adversely affect the business of the Company or a subsidiary of the Company.  Confidential Information includes any such information that Executive may prepare or create during Executive’s employment with the Company, as well as such information that has been or may be created or prepared by others.

(b)                                 “Person” shall mean an individual, partnership, corporation, limited liability company, association or other group, however organized.

(c)                                  “Prohibited Business” shall mean any Person who competes with the Company or a subsidiary of the Company in the business of manufacturing lenses and supplying polycarbonate, glass and hard-resin plastic lens products or competes with the Company or a subsidiary of the Company in any other business in which the Company or such subsidiary is engaged at the time of the termination of Executive’s employment with the Company.  However, nothing in this Agreement shall be construed to prohibit Executive from involvement with any aspect of a portion of a Prohibited Business that is not competitive to the business operations of the Company or any subsidiary of the Company.

(d)                                 “Restricted Area” shall mean the cities and counties within the United States in which (i) the Company or a subsidiary of the Company has an office (including sales offices) or (ii) any customer during the last 12 months of Executive’s employment at the Company is located.

4.2                                 Nature of Employment.  Executive understands and acknowledges that Executive’s employment with the Company is contingent upon signing this Agreement.

4.3                                 Purpose of Agreement.  Executive confirms and acknowledges that, in connection with his employment with the Company prior to the effective date of this Agreement, he has, and in exchange for his agreement herein, Executive will continue to be, provided, and will have access to, Confidential Information of the Company and its subsidiaries.  Executive understands and acknowledges the highly competitive nature of the business of the Company and its subsidiaries and acknowledges that the Company and its subsidiaries own and have had and continues to have a valuable property interest in their Confidential Information.  Executive understands that the Company has expended, and will continue to expend, significant time, effort and expense in developing and protecting its Confidential Information and building its customer relationships.  As Vice President and Chief Financial Officer, Executive has and will continue to become personally acquainted with the Company’s customers and its Confidential Information.  Executive recognizes and acknowledges that the Confidential Information to which Executive will be granted access in the course of Executive’s employment will be utilized by the Company and its affiliates in all geographic areas in which the Company and its subsidiaries do business.  Thus, Executive acknowledges that such knowledge will make Executive a formidable competitor to the Company and its subsidiaries in all geographic areas in which the Company and its subsidiaries do business.  By signing this Agreement, Executive is agreeing to abide by certain legal obligations and responsibilities with respect to the customers and Confidential Information of the Company and its subsidiaries in order to protect the investment of the Company and its subsidiaries, as well as Executive’s fellow employees.

4.4                                 Covenant Not To Use or Disclose Confidential Information.  Executive understands and acknowledges that during Executive’s employment, Executive has, and will continue to make use of, acquiring or adding to, the Confidential Information of the Company and its subsidiaries.  In order to protect the Confidential Information, Executive will not, during Executive’s employment with the Company or thereafter, in any way utilize any of such Confidential Information except in connection with Executive’s efforts for the Company and its subsidiaries.  Executive will not at any time use any Confidential Information for Executive’s own benefit or the benefit of any person except the Company and its subsidiaries.  Except as expressly authorized in writing by the Company, Executive will not at any time copy, reproduce or remove from the Company’s premises the original or any copies of Confidential Information, and Executive will not at any time disclose any Confidential Information to anyone except in accordance with discharging Executive’s duties to the Company.  At the end of Executive’s employment, regardless of how or why Executive’s employment ends, Executive will surrender and return to the Company any and all Confidential Information in Executive’s possession or control, as well as any other property of the Company or any subsidiary of the Company that is in Executive’s possession or control.

4.5                                 Covenant Not To Compete.

(a)                                  Executive agrees that while Executive is employed by the Company, Executive will not directly or indirectly compete with any business conducted by the Company or any subsidiary of the Company, and Executive will not directly or indirectly provide any services to a Prohibited Business.

(b)                                 Executive agrees that for a period of 12 months after Executive’s employment with the Company ends, regardless of how or why Executive’s employment ends, Executive will not compete with the Company or any subsidiary of the Company within the Restricted Area by directly or indirectly performing for or providing to a Prohibited Business substantially the same duties or services that Executive performed for or provided to the Company or any subsidiary of the Company within the last 12 months of Executive’s employment with the Company.

4.6                                 Covenant Not To Do Business With Customers.  Independent of the foregoing provisions, Executive agrees that for a period of 12 months after Executive’s employment with the Company ends, regardless of how or why Executive’s employment ends, Executive will not, directly or indirectly, market, sell, attempt to sell, provide or attempt to provide any products or services that compete with those products or services sold or provided by the Company or any subsidiary of the Company to any Person who is a customer of the Company or any subsidiary of the Company during the last 12 months of Executive’s employment with the Company and with whom Executive has communications (oral or written) regarding products and services of the Company or any subsidiary of the Company during the last 12 months of Executive’s employment with the Company.

4.7                                 Covenant Not To Interfere With Business.  Independent of the foregoing provisions, Executive agrees that for a period of 12 months after Executive’s employment with the Company ends, regardless of how or why Executive’s employment ends, Executive will not, directly or indirectly, encourage or otherwise cause any Person to terminate, reduce, alter, divert, reject or refuse business with or from the Company or any subsidiary of the Company.

4.8                                 Covenant Not To Interfere With Employment.  Independent of the foregoing provisions, Executive agrees that for a period of 12 months after Executive’s employment with the Company ends, regardless of how or why Executive’s employment ends, Executive will not, directly or indirectly, hire or attempt to hire any employee of the Company or any subsidiary of the Company, nor will Executive, directly or indirectly, encourage or otherwise cause any person employed by the Company or any subsidiary of the Company to voluntarily terminate their employment at the Company or any subsidiary of the Company or to cease providing services to or on behalf of the Company or any subsidiary of the Company.

4.9                                 Intellectual Property.  Executive agrees to disclose and assign to the Company any and all material of a proprietary nature, particularly including, but not limited to, material subject to protection as trade secrets or as patentable ideas or copyrightable works, that Executive may conceive, invent, author or discover, either solely or jointly with another or others during Executive’s employment and that relates to or is capable of use in connection with the business of the Company or any subsidiary of the Company or any services or products offered, manufactured, used, sold or being developed by the Company or any subsidiary of the Company at the time said material is developed.  Executive will, upon request of the Company, either during or at any time after Executive’s employment ends, regardless of how or why Executive’s employment ends, execute and deliver all papers, including applications for patents and registrations for copyrights, and do such other legal acts (entirely at the Company’s expense) as may be necessary to obtain and maintain proprietary rights in any and all countries and to vest title thereto in the Company.

4.10                           Remedy.  Executive understands and acknowledges that the Company and its subsidiaries have a legitimate business interest in preventing Executive from taking any actions in violation of this Section 4 and that this Section 4 is intended to protect the business and goodwill of the Company and its subsidiaries.  Executive further acknowledges that a breach of this Section 4 will irreparably and continually damage the Company and its subsidiaries and that monetary damages alone will be inadequate to compensate the Company and its subsidiaries for such breach.  Executive therefore agrees that in the event Executive violates any of the terms of this Section 4, the Company and its subsidiaries will be entitled to, in addition to any other remedies available to it in law or in equity, seek temporary, preliminary and permanent injunctive relief and specific performance to enforce the terms of Section 4 without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond.  If Executive does take actions in violation of Section 4.4, 4.5, 4.6, 4.7 or 4.8 of this Agreement, Executive understands that the time periods set forth in those paragraphs will run from the date on which Executive’s violations of those sections, whether by injunction or otherwise, ends and not from the date that Executive’s employment ends.  In the event any lawsuit, claim or other proceeding is brought to enforce the terms of this Section 4, or to determine the validity of its terms, then the prevailing party will be entitled to recover from the non-prevailing party its reasonable attorneys’ fees and court costs incurred in obtaining enforcement of, or determining the validity of, this Section 4.

4.11                           Scope and Reasonableness.  This Section 4 is intended to limit Executive’s right to compete only to the extent necessary to protect the Company and its subsidiaries from unfair competition.  Executive acknowledges that Executive will be reasonably able to earn a livelihood without violating the terms of this Section 4.  If any of the provisions of this Section 4 should ever be deemed to exceed the time, geographic area or activity limitations permitted by applicable law, Executive agrees that such provisions may be reformed to the maximum time, geographic area and activity limitations permitted by applicable law, and Executive authorizes a court or other trier of fact having jurisdiction to so reform such provisions.

4.12                           Severability.  Executive understands and acknowledges that each subsection of this Section 4, and each provision and clause of each subsection, shall be regarded as separate and independent contractual provisions.  The invalidity of any subsection, provision or clause shall not affect the other subsections, provisions or clauses, and this Section 4 shall be construed in all respects as if such invalid or unenforceable subsection, provision or clause were omitted.  If any subsection, provision or clause should be found unenforceable by a court of competent jurisdiction, it shall not impair the enforceability of the other subsections, provisions or clauses of this Section 4.

4.13                           Waiver.  Executive understands and agrees that in the event the Company waives or allows any breach of this Section 4, such waiver or allowance shall not constitute a waiver or allowance of any future breach, whether of a similar or dissimilar nature.

5.     MISCELLANEOUS.

5.1           Applicable Law; Jurisdiction and Venue.  This Agreement shall be construed and interpreted according to the laws of the State of Minnesota, without regard to the conflicts of law rules thereof.  The parties to this Agreement agree that jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall properly (but not exclusively) lie in any federal or state court located in the State of Minnesota, County of Hennepin, or the State of Texas, County of Dallas.  By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself or himself and in respect of its or his property with respect to such action.  The parties hereto irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action.  The parties further agree that the mailing by certified mail or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful services of process against them, without necessity for service by any other means provided by statute or rule of court.

5.2           Taxes; Withholding.  The Company reserves the right to withhold any taxes or other amounts otherwise payable to Executive under this Agreement in accordance with the requirements of applicable Federal, state and local laws.  All payments hereunder shall be net of all such withholdings.

5.3           Headings.  The headings and captions set forth herein are for convenience of reference only and shall not affect the construction or interpretation hereof.

5.4           Notices.  Any notice or other communication required, permitted or desirable hereunder shall be hand delivered (including delivery by a commercial courier service) or sent by United States registered or certified mail, postage prepaid, addressed as follows:

If to the Company or the General Partner:	Insight Equity A.P. X, LP
c/o Insight Equity
1400 Civic Place
Suite 250
Southlake, Texas 76092-7641
	Attention:	Ted W. Beneski
	Telephone:	(817) 488-7775
	Fax:	(817) 488-7739

With a copy to:	Hunton & Williams LLP 1601 Bryan Street, 30th Floor Attention Andrew W. Lawrence, Esq. Telephone:(214) 979-3052 Fax:(214) 880-0011

If to Executive:	Richard G. Faber 9104 Preserve Blvd. Eden Prairie, Minnesota 55347
	Telephone:	(952) 942-5959

With a copy to:	Dorsey & Whitney LLP
50 South Fifth Street
Minneapolis, Minnesota 55402
	Attention:	Matthew J. Knopf, Esq.
	Telephone:	(612) 340-5603
	Fax:	(612) 340-7800

or such other addresses as shall be furnished in writing by the parties.  Any such notice or communication shall be deemed to have been given as of the date so delivered in person or three business days after so mailed.

5.5           Successors and Assigns; Succession by Vision-Ease Lens Upon IPO.  The Company may assign its rights under this Agreement to any successor to its business (by merger, acquisition of substantially all of the Company’s assets or otherwise), provided that such successor entity expressly assumes, in a writing reasonably acceptable to Executive, this Agreement and all obligations and undertakings of the Company hereunder.  If the IPO is consummated, Vision-Ease Lens will assume all obligations and undertakings of the Company as the Company’s successor hereunder and Executive shall look solely to Vision-Ease Lens for the performance of all obligations of his employer and of the Company hereunder and all references hereunder to General Partner shall be to Vision-Ease Lens and all references to the Board shall be to the Board of Directors of Vision-Ease Lens.  In such event, Executive shall serve as the Vice President and Chief Financial Officer of Vision-Ease Lens.  Executive may not assign his rights or delegate his duties under this Agreement without the prior written consent of the Company.  Executive understands and agrees that this Agreement shall be binding upon and inure to the benefit of the Company and its legal representatives, successors and assigns.  Executive also understands and agrees that this Agreement shall be binding upon and inure to the benefit of Executive’s heirs and executors or administrators.

5.6           Late Payments.  Any payment due to Executive under this Agreement which was not timely made by the Company without reasonable justification shall include an award of interest at the rate of 6% per annum.

5.7           Entire Agreement; Amendments.  This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and there are no other contemporaneous written or oral agreements, undertakings, promises, warranties or covenants not specifically referred to or contained herein.  This Agreement specifically supersedes any and all prior agreements and understandings of the parties with respect to the subject matter hereof, all of which prior agreements and understandings (if any) are hereby terminated and of no further force and effect,  including, without limitation, the Original Agreement and the Bonus Agreement.  This

Agreement may be amended, modified or terminated only by a written instrument signed by the parties hereto.

5.8           Execution of Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.  This Agreement may be delivered by facsimile transmission of an originally executed copy to be followed by immediate delivery of the original of such executed copy.

5.9           Severability.  Without limiting Section 4.12, if any provision, clause or part of this Agreement, or the applications thereof under certain circumstances, is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

5.10         Incorporation of Recitals.  The Recitals to this Agreement are an integral part of, and by this reference are hereby incorporated into, this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

INSIGHT EQUITY A.P.X, LP

By: Insight Equity A.P.X Company, LLC,
its General Partner

By:	/s/ Ted W. Beneski
Ted W. Beneski,
Chairman of the Board

/s/ Richard G. Faber
Richard G. Faber

2006 Payout Schedule
(EBITDA)

EXHIBIT A

2006 BONUS

	Percent Salary in Bonus
EBITDA	D. Hepper (CEO)	R. Faber (CFO)	Key I	Key II
$17.00	37.5%	25.0%	20.0%	10.0%
$18.00	56.3%	37.5%	30.0%	15.0%
$19.00	75.0%	50.0%	40.0%	20.0%	Current Estimate
$20.00	93.8%	62.5%	50.0%	25.0%
$21.00	112.5%	75.0%	60.0%	30.0%
$22.00	131.3%	87.5%	70.0%	35.0%
$23.00	150.0%	100.0%	80.0%	40.0%
$24.00	168.8%	112.5%	90.0%	45.0%

1.               This bonus plan will be adjusted on actual EBITDA achieved at year-end (higher or lower).

2.               EBITDA performance is measured on a continuous scale (i.e., performance between the levels yields a pro-rata increase in % Salary in Bonus).  Performance beyond $23.25M will continue to increase % in Bonus on a pro-rata basis.

3.               Bonuses are paid each year over January-March, based on the previous year’s performance.

4.               Bonus payouts are based on operating EBITDA net of target bonus accrual $960K in 2006.  In the case of over-accrual if performance is less than the anticipated bonus levels, adjustments will be made at year-end as the board deems appropriate to reflect this schedule.  In the case of under-accrual, payouts will still be made in accordance with this schedule.

5.               The board reserves the right to change or modify this schedule to prevent the breaking of any financial covenants.

2006 Payout Schedule
(Debt Reduction)

	Percent Salary in Bonus
Debt Obligations	D. Hepper (CEO)	R. Faber (CFO)	Key I	Key II
$70.00	-9.4%	-6.3%	-5.0%	-3.0%
$65.00	0.0%	0.0%	0.0%	0.0%
$60.00	15.0%	10.0%	8.0%	4.0%
$55.00	28.1%	18.8%	15.0%	7.0%	Current Estimate
$50.00	37.5%	25.0%	20.0%	9.0%
$45.00	43.1%	28.8%	23.0%	11.0%
$40.00	48.8%	32.5%	26.0%	13.0%
$35.00	54.4%	36.3%	29.0%	15.0%
$30.00	60.0%	40.0%	32.0%	17.0%
$25.00	65.6%	43.8%	35.0%	19.0%

1.               “Debt Obligations” is equal to all debt outstanding.

2.               Debt Obligations reduction performance is measure on a continuous scale (i.e., performance between the levels yields a pro-rata increase in % Salary in Bonus).

3.               The bonus levels here directly adjust the EBITDA bonus by the amounts indicated.

4.               Bonuses are paid each year over January-March, based on the previous year’s performance.

5.               Bonus payouts are based on operating EBITDA net of target bonus accrual $960K in 2005.  In the case of over-accrual if performance is less than the anticipated bonus levels, adjustments will be made at year end as the board deems appropriate to reflect this schedule.  In the case of under-accrual, payouts will still be made in accordance with this schedule.

6.               The board reserves the right to change or modify this schedule to prevent the breaking of any financial covenants.

EXHIBIT B

BONUS STOCK AWARD AGREEMENT

THIS BONUS STOCK AWARD AGREEMENT (“Agreement”) is made and entered into as of this 24th day of January, 2007 by and between Vision-Ease Lens, Inc., a Delaware corporation (“Company”), and Richard Faber (“Participant”).

WHEREAS, the Company has adopted, or prior to the effective time of the IPO (as hereinafter defined) will adopt, the Vision-Ease Lens, Inc. 2007 Equity Incentive Plan (“Plan”), the purpose of which is to assist the Company and its Subsidiaries in attracting, retaining and motivating valued directors, officers, employees, consultants and other service providers, and to further align their interests with the interests of the Company’s stockholders, by providing for, or increasing, their ownership interest in the Company; and

WHEREAS, the Plan provides for various types of stock-based incentive awards, which may be made to eligible employees, directors, consultants and other service providers, all as determined in the sole discretion of the Compensation Committee of the Board of Directors of the Company (“Committee”), which administers the Plan; and

WHEREAS, the Company and Participant previously executed that certain Bonus Stock Award Agreement dated as of September 15, 2006 (“Prior Bonus Stock Award Agreement”), which the parties wish to terminate and to replace in full with this Agreement; and

WHEREAS, in accordance with the provisions of the Plan, the Committee desires to award Participant shares of Stock, under the terms and conditions set forth in this Agreement, as a special bonus in order to reward Participant for his efforts in connection with the Company’s initial public offering.

NOW, THEREFORE, in consideration of the covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Award of Bonus Shares.  The Company shall, effective as of the effective time of the Company’s initial public offering of its Common Stock (“IPO”), award and distribute to Participant 73,600 shares (“Bonus Shares”) of the Company’s Common Stock, subject to the terms and conditions of this Agreement.  Upon distribution to Participant, the Bonus Shares shall be fully vested, but shall be subject to the restrictions and repayment obligations set forth herein.

2.                                       Award Contingent on Company IPO.  Participant understands and agrees that the Award of Bonus Shares provided for herein is being made in contemplation and recognition of Participant’s efforts in connection with, the Company’s IPO, and is contingent upon the Company’s IPO becoming effective on or before July 31, 2007.  In the event that the Company’s IPO has not become effective on or prior to such date, this Agreement shall terminate and be of no force or effect, and Participant shall have no right or interest in or to the Bonus Shares.

3.                                       Transfer Restrictions.  The Bonus Shares may not, during the 12-month period following the Company’s IPO (“Holding Period”), be sold, transferred, pledged, assigned or otherwise alienated, hypothecated or disposed of in any manner.  The Bonus Shares shall also be subject to holding or blackout period restrictions or similar policies, which may be established by the Company’s Board of Directors in its reasonable discretion from time to time to help ensure compliance with legal requirements or material corporate initiatives (such as a secondary public offering).  Any attempt to effect any sale, transfer, pledge, assignment or disposition of the Bonus Shares or any portion thereof prior to the expiration of the Holding Period and/or in violation of any established Company policy shall be null and void and of no force or effect whatsoever.

4.                                     Repayment Obligation Upon Termination for Cause.  In the event that Participant’s employment with the Company is terminated due to Participant’s conviction of a felony that relates to his conduct and performance of duties as an executive or director of the Company, Participant shall promptly tender to the Company all of the Bonus Shares, or (to the extent that Participant does not own a sufficient number of shares to satisfy such repayment obligation) pay to the Company an amount of cash equal to the Fair Market Value, as of the date of such termination of employment, of the aggregate number of Bonus Shares awarded hereunder.

5.                                       Restrictive Legends.  All certificates representing any Bonus Shares subject to the provisions of this Agreement shall have endorsed thereon the following legends:

(a)                                  “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN BONUS STOCK AWARD AGREEMENT WHICH, AMONG OTHER THINGS, PROHIBITS THE TRANSFER OF THESE SECURITIES DURING A HOLDING PERIOD DESCRIBED IN SUCH AGREEMENT.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

(b)                                 Any legend required to be placed thereon by applicable securities laws in the reasonable discretion of the Committee.

6.                                       No Obligation to Transfer.  The Company shall not be required to (i) transfer on its books any Bonus Shares which shall have been sold or transferred in violation of any provision of this Agreement; or (ii) treat as owner of such Bonus Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Bonus Shares shall have been transferred in violation of a provision of this Agreement.

7.                                       Capital Adjustments.  The number and class of Bonus Shares shall be subject to adjustment, if any, as the Committee deems appropriate upon the occurrence of certain events and in the manner as described in Section 12 of the Plan.

8.                                       No Right to Employment or Future Awards.  Neither this Agreement, nor the Award of the Bonus Shares provided for herein, shall be construed as giving Participant any right of employment or continued employment with the Company or any Affiliate of the Company.

9.                                       Withholding; Tax Liability.  Participant understands and agrees that Participant shall be responsible and liable with respect to any tax obligation of Participant relating to, or arising out of, the Award of Bonus Shares evidenced by this Agreement.  Notwithstanding the foregoing, in order to accommodate the necessary tax withholdings resulting from this Award, the Company shall withhold from the Bonus Shares distributed to Participant, the number of shares equal in Fair Market Value (at the IPO price) to the amount required to satisfy all such tax withholdings and, provided the Company has sufficient cash to do so, the Company shall pay all such tax withholdings on behalf of Participant.

10.                                 Subject to Plan.  The Award of the Bonus Shares and this Agreement are subject to all of the terms and conditions of the Plan (as the Plan may be amended from time to time).  In the event of any conflict between the terms and conditions of the Plan and those set forth herein, the terms and conditions of the Plan shall control.

11.                                 Termination of Prior Bonus Stock Award Agreement.  The Prior Bonus Stock Award Agreement is hereby terminated and of no force or effect whatsoever, such termination to be effective as of the date of its execution as if it had not been executed, and neither party shall have any rights or obligations whatsoever under the Prior Bonus Stock Award Agreement.

12.                                 Governing Law.  This Agreement shall be governed, construed, interpreted and administered in accordance with the laws of the State of Delaware.

13.                                 Severability.  In the event any provision of this Agreement shall be held invalid, illegal or unenforceable, in whole or in part, for any reason, such determination shall not affect the validity, legality or enforceability of any remaining provision or portion of provision, which shall remain in full force and effect as if this Agreement had not contained the invalid, illegal or unenforceable provision or portion.

14.                                 Amendment.  The Committee shall have the right to amend this Agreement without the consent of Participant in order to:  (a) conform the Award evidenced by this Agreement to, or otherwise satisfy, any legal requirement (including without limitation the provisions of Code sections 162(m) and 409A and the regulations and rulings promulgated thereunder); or (b) adjust the terms and conditions of the Award evidenced by this Agreement in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, in order to prevent the dilution or enlargement of the benefits intended to be made available under this Award.

Additionally, this Agreement may be amended in any other manner pursuant to a written amendment executed by the Company and Participant.

15.                                 Notices.  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given when delivered pursuant to personal delivery, facsimile, E-mail, or three (3) business days following deposit in the United States Post Office, by registered or certified mail, with postage and fees prepaid, addressed to the other party hereto at the address shown opposite his signature below or at such other address as such party may designate.

16.                                 Further Assurances.  The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

17.                                 Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

18.                                 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, guardians and personal representatives.  Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto and their respective successors any legal or equitable right, remedy or claim under this Agreement.

19.                                 Capitalized Terms.  Unless otherwise defined herein, each of the capitalized terms used herein shall have the meaning given to such term in the Plan.

20.                                 Headings.  Headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

VISION-EASE LENS, INC.

Address:
1400 Civic Place #250	By:	/s/ Ted W. Beneski
Southlake, Texas 76092		Ted W. Beneski, Chairman
817.488.7775
E-Mail: tbeneski@insightequity.com

PARTICIPANT

Address:
/s/ Richard Faber
Richard Faber
Phone:
E-Mail: